FOR IMMEDIATE RELEASE Media Contact:

Rick Matthews

Rubenstein Associates (212) 843-8267

Wells REIT II Acquires University Circle in East Palo Alto, California

ATLANTA (September 21, 2005) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) has completed the purchase of University Circle, a three-building, multi-tenant office property consisting of over 451,000 square feet. Located at 1900, 1950, and 2000 University Avenue in East Palo Alto, Calif., the Class-A property was purchased from University Circle Investors, LLC.

Wells was among several bidders for the development, the premier property in the economic resurgence of East Palo Alto. Wells was the successful purchaser even though at least one other initial bid was higher.

"We feel this is one of the best suburban office properties in the nation, right in Silicon Valley, and we're thrilled to add it to the Wells REIT II portfolio," said David Steinwedell, chief investment officer for Wells Real Estate Funds.

Currently, University Circle is 90 percent leased to a roster of high-quality tenants that includes five of the top 50 law firms in the United States based on gross revenues (according to The American Lawyer 100 survey), most notably DLA Piper Rudnick Gray Cary. The average lease term is approximately ten years.

Construction of the three office buildings was completed in 2003 on a conveniently located site along U.S. Highway 101. "These exceptional buildings possess the highest levels of both exterior and interior finishes," said Joe Pangburn, the acquisitions dealmaker for University Circle and a senior vice president of Wells Real Estate Funds. "We believe the property will also benefit from its immediate proximity to the Four Seasons Hotel Silicon Valley, which is scheduled to open late this year."

"This is Wells REIT II's third acquisition in California," Steinwedell said. "This exceptional acquisition meets our investment criteria perfectly. It allows us to further diversify our portfolio on the West Coast with strong investment-grade tenants and good, long-term lease diversification." With this acquisition, Wells REIT II now has 32 properties in its portfolio in 15 states (including the District of Columbia), totaling close to $2 billion (based on purchase price) and covering 8.2 million square feet.

Stephen Silk, Jay Borzi, and Stephen Van Dusen of Secured Capital Corp. also participated in the transaction, representing the seller.

Wells Real Estate Funds is a national real estate investment management company that purchases and manages real estate on behalf of Wells-sponsored investment programs.  Since 1984, nearly 200,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own over $6.5 billion in assets (based on purchase price) totaling more than 31 million square feet of space.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., 6200 The Corners Parkway, Norcross, GA 30092-3365 (tel. 800-448-1010, www.wellsref.com).

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